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                                                               EXHIBIT 99.1

MONDAY JANUARY 26, 8:00 AM EASTERN TIME

COMPANY PRESS RELEASE

CMC INDUSTRIES INC. ANNOUNCES THE ADDITION OF KEN OSHMAN AND RICHARD MOLEY TO ITS BOARD OF DIRECTORS

SANTA CLARA, Ca.--(BUSINESS WIRE)--January 26, 1998--CMC Industries, Inc. (NASDAQ: CMCI - news) today announced the appointment of M. Kenneth Oshman and Richard M. Moley to the Company's Board of Directors. The Company also announced that it has raised $3.7 million through a private placement to Dr. Oshman and Mr. Moley of an aggregate of 500,000 shares of the Company's Common Stock. The Company granted these investors certain registration rights that may not be exercised prior to January 23, 1999. The Company stated that the purpose of the offering is principally to provide additional financial flexibility to take advantage of business opportunities as they arise.

Dr. Oshman is currently the President and Chief Executive Officer of Echelon Inc., a private company providing control network products and technologies. Prior to Echelon, he was co-founder, President, Chief Executive Officer and a member of the Board of Directors of ROLM Corporation from inception through its sale to IBM. Dr. Oshman currently serves as a Director of Sun Microsystems, Knight Ridder and a number of private companies. Mr. Moley was most recently a Senior Vice President and member of the Board of Directors of Cisco Systems and President, Chief Executive Officer, and Chairman of Stratacom, Inc. from its inception until its acquisition by Cisco in July 1996. Mr. Moley currently serves on the Board of Directors of Linear Technology, Cidco and several private companies.

"We are very pleased to announce the addition of Dr. Oshman and Mr. Moley to the CMC Board of Directors," said Matthew Landa, President and CEO of CMC. "Their knowledge and experience as leaders of highly successful networking companies further bolsters our commitment to being a dominant supplier of manufacturing services to the technology sector. We welcome them to the CMC team."

"The investment in the Company is earmarked for additional growth opportunities for CMC, including the expansion of our Hermosillo facility to take advantage of increases in demand for contract manufacturing services in Mexico," said Landa.

"The electronic manufacturing services industry is becoming increasingly important as an enabler of growth and change in the high tech industry," commented Dr. Oshman. "CMC's position as a leader in communications related manufacturing technologies, including a full range of assembly and test capabilities, sophisticated MIS systems, and expertise in build-to-order logistics systems places the Company firmly in front of the emerging needs of technology OEMs. I look forward to participating on the Board of CMC Industries."

Headquartered in Santa Clara, California, CMC Industries is a leading provider of electronic manufacturing services to original equipment manufacturers in the telecommunications, computer and electronics industries. The Company has operations in Corinth, Mississippi; Santa Clara, California; Hermosillo, Mexico; Huntsville, Alabama and Taipei, Taiwan.

The matters set forth in this news release may contain forward-looking statements. Actual results may differ materially from those described herein and are dependent on certain risks and uncertainties including, but not limited to, the timing and magnitude of orders from customers with projects currently in development as well as continued orders and growth in orders from customers already in volume production, the ability of the Company to accurately forecast the timing and magnitude of future customer orders and appropriately adjust its expenditures in respect thereof, changes in customer mix and volume, competition, component availability, inventory obsolescence, business conditions in the general economy as well as the industries in which the Company and the Company's customers compete and other risk factors such as those detailed in the Company's SEC reports.